UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6 )*
                                             ---

                         Christopher & Banks Corporation
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    171046105
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

CUSIP No.         171046105                                 13G
                  ------------------------


------- -----------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  04-3519872
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                            (a) [ ]

                                                                      (b) [ ]
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
      NUMBER OF
                            5,304,250
                   ------------------------------------------------------------
       SHARES         6    SHARED VOTING POWER

    BENEFICIALLY           0
                   ------------------------------------------------------------
      OWNED BY        7    SOLE DISPOSITIVE POWER

        EACH               5,304,250
                   ------------------------------------------------------------
     REPORTING        8    SHARED DISPOSITIVE POWER

    PERSON WITH            0

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,304,250

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                   [ ]

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.7 %

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA

-------------------------------------------------------------------------------

                               Page 2 of 10 pages

CUSIP No.         171046105                                 13G
                  ------------------------


------- -----------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
------- -----------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                            (a) [ ]

                                                                      (b) [ ]
------- -----------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
      NUMBER OF
                            0
                   ------------------------------------------------------------
       SHARES         6    SHARED VOTING POWER

    BENEFICIALLY           5,304,250
                   ------------------------------------------------------------
      OWNED BY        7    SOLE DISPOSITIVE POWER

        EACH               0
                   ------------------------------------------------------------
     REPORTING        8    SHARED DISPOSITIVE POWER

    PERSON WITH            5,304,250

-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,304,250

-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                   [ ]

-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.7 %

-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO

-------------------------------------------------------------------------------

                               Page 3 of 10 pages

Item 1(a)      Name of Issuer:

                        Christopher & Banks Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

                        2400 Xenium Lane North
                        Plymouth, Minnesota  55441-3626


Item 2(a)      Name of Person Filing:

                        Columbia Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")



Item 2(b)      Address of Principal Business Office:

                        WAM and WAM GP are located at:
                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois  60606


Item 2(c)      Citizenship:

                        WAM is a Delaware limited partnership; WAM
                        GP is a Delaware corporation.

Item 2(d)      Title of Class of Securities:

                        Common Stock

Item 2(e)      CUSIP Number:

                        171046105

Item 3         Type of Person:

                        (e)     WAM is an Investment Adviser
                                registered under section 203 of the
                                Investment Advisers Act of 1940; WAM
                                GP is the General Partner of the
                                Investment Adviser.


                               Page 4 of 10 pages

Item 4      Ownership (at December 31, 2005):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    (i)  WAM:              5,304,250
                    (ii) WAM GP:           5,304,250

               (b)  Percent of class:

                    (i)  WAM:              14.7%
                    (ii) WAM GP:           14.7%

               (c)  Number of shares as to which such person has:

                    (1)  sole power to vote or to direct the vote:

                         (i)  WAM:              5,304,250
                         (ii) WAM GP:           0

                    (2)  shared power to vote or to direct the vote:

                         (i)  WAM:              0
                         (ii) WAM GP:           5,204,250

                    (3)  sole power to dispose or to direct the disposition of:

                         (i)  WAM:              5,304,250
                         (ii) WAM GP:           0

                    (4)  shared power to dispose or to direct disposition of:

                         (i) WAM:               0
                         (ii) WAM GP:           5,304,250

Item 5      Ownership of Five Percent or Less of a Class:

                     Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                     The shares reported herein include the
                     shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 11.7% shares of the Issuer's shares.

                               Page 5 of 10 pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                     Not Applicable

Item 8      Identification and Classification of Members of the Group:

                     Not Applicable

Item 9      Notice of Dissolution of Group:

                     Not Applicable

Item 10     Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            Disclaimer

                    In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.


                               Page 6 of 10 pages

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                WAM Acquisition GP, Inc.
                                    for itself and as general partner of
                                    COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                By: /s/ Bruce H. Lauer
                                    ------------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary


                               Page 7 of 10 pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 14, 2006 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.


                               Page 8 of 10 pages

                                                                     EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                        Dated:  February 14, 2006


                                 WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                                 COLUMBIA ACORN TRUST



                                 By:  /s/ Bruce H. Lauer
                                      -----------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary


                               Page 9 of 10 pages